Exhibit 99.2

NO SECURITIES REGULATORY AUTHORITY HAS ASSESSED THE MERITS OF THESE SECURITIES OR REVIEWED THIS OFFERING MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS AN OFFENCE. THIS IS A RISKY INVESTMENT - SEE ITEM 8.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO A "U.S. PERSON" (AS DEFINED IN REGULATION S UNDER THE 1933 ACT) UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

THE TRANSFER OF THESE SECURITIES IS PROHIBITED EXCEPT (I) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S (RULE 901 THROUGH RULE 905, AND PRELIMINARY NOTES), PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED; (II) PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED; OR (III) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED.

OFFERING MEMORANDUM
Dated:	October 29, 2005
Name:	Banner Resources Inc. (the "Company" or "Banner")
Head Office:	Suite 302, 2484 Haywood Avenue West Vancouver, British Columbia Canada V7V 1Y1 Tel: 604-926-0508 Fax: 604-926-0915
Currently listed or quoted?	NO. These securities do not trade on any exchange or market.
Reporting Issuer?	NO. The Company is presently applying to become a reporting entity under the Securities Exchange Act of 1934.
SEDAR filer?	NO.
The Offering
Securities Offered:	Up to 3,000,000 common shares (the "Shares")
Price per security:	US$0.10
Minimum/Maximum Offering:	Minimum $0. You may be the only purchaser. Maximum US$300,000
Minimum subscription amount:	There is no minimum subscription amount an investor must invest.
Offering Restrictions:	BC residents only
Payment Terms:	Bank draft, money order, certified check
Proposed Closing Dates:	October 31, 2006
Selling Agent:	No.

Concurrent Offering:	Up to 5,445,000 common shares are being sold by selling shareholders.
Right's of the Company:	The Company reserves the right to accept, reject/return and/or pro-rate any subscription pursuant to this Offering in its sole discretion. There is no minimum offering and the Company reserves the right to close in respect of individual subscriptions at any time, as well as the right to terminate the Offering at any time.

Resale restrictions:

The Company is not a reporting issuer in Canada and the Shares are not listed on any public market at this time. The Shares have been issued pursuant to exemptions under applicable securities laws and are illiquid securities, and may be transferred only in accordance with applicable securities laws.

You will be restricted from selling your Shares for an indefinite period of time. See item 10.

The Company intends to apply to the NASD OTC Bulletin Board to allow for the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. There are no assurances that we are able to retain a market maker to file an application on our behalf with NASD in order to make a market for our common stock.

Purchaser's rights

You have 2 business days to cancel your agreement to purchase these securities. If there is a misrepresentation in this offering memorandum, you have the right to sue for damages or to cancel the agreement. See item 11.

No securities regulatory authority has assessed the merits of these securities or reviewed this offering memorandum. Any representation to the contrary is an offence. This is a risky investment. See item 8.

1. USE OF NET PROCEEDS

1.1 Net Proceeds

The net proceeds of the offering are as follows:

		Assuming min. offering (US$)	Assuming max. offering (US$)
A	Amount to be raised by this offering	$0	$300,000
B	Selling commissions and fees	$0	$0
C	Estimated offering cost (e.g. legal, accounting, printing)	$16,500	$16,500
D	Net proceeds: D=A-(B+C)	($16,500)	$283,500

1.2 Use of Net Proceeds

We will use the net proceeds as follows:

Description of intended use of net proceeds in order of priority	Assuming min. offering	Assuming max. offering
Exploration Program in 2006	$0	$15,000
Working capital	$0	$188,500
Costs to travel to and assess additional properties	$0	$50,000
Total	$0	$283,500

1.3 Reallocation

We intend to spend the net proceeds as stated. We will reallocate funds only for sound business reasons.

1.4 Working Capital Deficiency

As at September 30, 2005 the Company has a working capital deficiency of approximately US$21,355. Given that our first priority is to pay for our offering costs of US$16,500, then for our exploration costs of US$15,000, before we apply money to the working capital deficiency, therefore if we raise less than US$52,855, we will not be able to eliminate the working capital deficiency.

2. BUSINESS OF THE COMPANY

2.1 Structure

Banner Resources Inc. was incorporated under the laws of the state of Nevada on January 24, 2005. We have a wholly owned subsidiary, Banner Exploration Ltd., a BC private company, which holds title to our property the Chita Claims.

2.2 Our Business

We have commenced limited business operations and we are considered an exploration stage company. To date, our activities include organizational matters, preliminary property investigations on the Chita claims, negotiating and purchasing those claims, obtaining a geology report on the Chita claims and the preparation and filing of a registration statement on Form SB-2 with the United States Securities and Exchange Commission. In connection with the organization of our Company, the founding shareholders of our Company contributed an aggregate of US$5,875 cash in exchange for a total of 5,875,000 shares. As consideration for the acquisition of the Chita claims, we issued 320,000 shares of common stock to Valor Mines Inc. We have no significant assets.

The Chita claims are located at approximately 50° 15' north latitude and 123° 31' west longitude, on NTS map sheet no. 920/4 and 920/5, Clinton Mining Divisions, British Columbia. The Chita claims are situated along the east shore of Lower Taseko Lake, southwestern British Columbia, approximately 60 kilometers northwest of Gold Bridge and 140 kilometers southwest of Williams Lake. Road access is via Highway 20 from Williams Lake, west 100 kilometers to the village of Hanceville. From there, a well maintained dirt road leads south for approximately 120 kilometers to the subject claims. A number of 4x4 roads cross the property. Winter access is via helicopter from bases at Gold Bridge, Pemberton, Lillooet, or Williams Lake.

2.3 Development of the Business

In February 2005, Mr. Glen Macdonald, P.Geo. was hired by Banner to provide an initial Geology Report on the Chita claims. Mr. Macdonald recommended an initial exploration program consisting of geological sampling and mapping program on the property. In July 2005, we hired an independent geological consulting services company whose field crew carried out a program of mapping and sampling on the property and filed an assessment report with the BC Ministry of Energy and Mines which keeps the Chita claims in good standing until July 25, 2006. We have concluded the field work of our initial exploration program and we expect to receive sample analysis and report by the spring of 2006.

2.4 Long Term Objectives

Our long term objective is to become a successful junior mining exploration company that is profitable on a sustainable basis.

2.5 Short Term Objectives and How We Intend to Achieve Them

Objectives

Depending on the results of the initial exploration program, if our geologist recommends a follow-up program in 2006, we plan to follow-up with more detailed mapping and sampling at an estimated minimum cost of US$15,000. We may conduct more detailed geophysical surveys utilizing more sensitive geophysical techniques to enhance the data that currently exists on the claims and focus specifically upon the presently known mineralized areas. We will do more prospecting to better understand the significance of the results of the earlier exploration programs and guide future work.

Additionally, we have been reviewing a potentially expanded field season in 2006 (subject to final analysis, budget availability, and independent recommendations). We have been approached by our neighboring mineral tenure holders to join them in a regional airborne survey (dighem em / magnetic geophysical survey). The advantage to the Company is significant in that being a part of a large regional program is extremely cost effective (overall program in excess of US$145,000) with our share being approximately US$30,000. If we were to contract the same survey independently the cost would be closer to US$50,000.

Further, we are also reviewing a program (subject to final analysis, budget availability, and independent recommendations) for a trenching program which would allow geologists to sample "fresh rock" as the surface rocks are extremely weathered and leached (cretaceous period between 65 and 135 million years old). This program will cost us approximately US$100,000.

How We Intend to Meet Our 12 Months Objectives

We intend to do the following to meet our objectives for the next 12 months:

What we must do and how we will do it	Target Completion Date or number of months to complete	Our cost to complete
Complete 2005 exploration program - we are waiting to receive sample analysis and report	Spring 2006	US$0
Initiate 2006 exploration program - depending on the results from the 2005 exploration program	Summer 2006	US$15,000
Carry out a regional airborne survey of our property - depending on the results from the 2005 exploration program and recommendation of our geologist consultant	Summer 2006	US$30,000
Carry out a trenching program - depending on the results from the 2005 exploration program and recommendation of our geologist consultant	Summer 2007	US$100,000
General working capital	next 12 months	US$188,000

The proceeds of this offering may not be sufficient to accomplish all of our business objectives for the next 12 months if we raise less than the maximum offering. There is no assurance that additional financing will be available.

2.6 Insufficient Proceeds

The proceeds of this offering may not be sufficient to accomplish our business objectives for the next 12 months and, as a result, the Company will require additional financing. There is no assurance that additional financing will be available. See Item 8 - Risk Factors.

2.7 Material Agreements

The following summarizes the material agreements to which we are currently a party and any material agreements with a related party:

1. Property Acquisition Agreement dated February 1, 2005 between Valor Mines Inc., Banner Exploration Ltd. and the Company, pursuant to which we acquired a 100% undivided mineral interest in the Chita claims from Valor Mines Inc.

2. Bill of Sale Absolute dated March 18, 2005 transferring the Chita claims from Chita Creek Exploration Ltd. to Banner Exploration Ltd.

3. Consulting Agreement dated February 1, 2005 between Blue Frontier Ventures Inc. and the Company, pursuant to which Mr. Disher provides consulting services for $1,000 per month and use of office facilities for an additional $500 per month, on a month to month basis.

3. DIRECTORS, MANAGEMENT, PROMOTERS AND PRINCIPAL HOLDERS

3.1 Compensation and Securities Held

The following table sets out information about each director, officer and promoter of the Company and each person who, directly or indirectly, beneficially owns or controls 10% or more of any class of voting securities of the Company (a "principal shareholder").

Name and municipality of principal residence	Positions held and date of obtaining that position	Compensation paid by Company since inception and the compensation anticipated to be paid in the current financial year	Number, type and percentage of securities of the Company held after completion of minimum offering	Number, type and percentage of securities of the Company held after completion of maximum offering
James H. Disher Vancouver, B.C.	President, Secretary, Treasurer and Director January 19, 2005	Paid: Nil Anticipated: $18,000	1,000,000 common shares (1) 14.4%	1,000,000 common shares 10.1%
Robert Krause Vancouver, B.C.	Director, January 19, 2005	Paid: Nil Anticipated: Nil	500,000 common shares 7.2%	500,000 common shares 5.0%

(1) Assumes no shares under the offering are sold.

3.2 Management Experience

The following table discloses the principal occupations of our directors and senior officers over the past five years.
Name	Principal occupation and related experience
James H. Disher

Mr. Disher has been the President, Secretary, Treasurer and Director since our Company's inception on January 24, 2005. Mr. Disher, a self-employed businessman, has been actively involved in managing and financing both private and public companies for the past 10 years and was previously a licensed registered representative with the largest independent brokerage firm in Canada. Mr. Disher ceased to be a registered representative 10 years ago to join a junior mining exploration company, International Jaguar Equities Inc., as Vice President and rising to President. In 2002, the company changed business and was renamed to Advectus Life Sciences Inc., having acquired a license to a technology to treat brain tumors. The company was listed on the TSX Venture Exchange. Pre-clinical trials on the technology were inconclusive and the company voluntarily delisted in July 2004.

Robert Krause

Mr. Krause has been Director since our Company's inception on January 24, 2005. Mr. Krause is an exploration geologist who has been actively involved as a consulting geologist since 1985 with international exploration experience. He is president of R.G. Krause & Associates Inc. of Vancouver, British Columbia. Mr. Krause has a Bachelor of Science (geology major) from the University of British Columbia, Canada. From 1999 to 2003 Mr. Krause was Vice President of Exploration, acting as senior geologist, of Starfield Resources (which is listed on the TSX Venture Exchange). From May 2003 to July 2005 Mr. Krause was president and director of Chilco River Holdings Inc. (which became listed on the OTCBB in February 2005). From 2003 to present, Mr. Krause is a director and chief geologist of Wyn Development (which is listed on the TSX Venture Exchange).

3.3 Penalties, Sanctions and Bankruptcy

No director, senior officer or control person of the Company has, within the ten years prior to the date of this Offering Memorandum, been subject to any penalties or sanctions or been declared bankrupt or made a voluntary assignment in bankruptcy, made a proposal under any legislation relating to bankruptcy or insolvency or been subject to or instituted any proceedings, arrangement, or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

No director, senior officer or control person of the Company is, or within the 10 years prior to the date of this Offering Memorandum, has been a director, senior officer or control person of any other issuer that, while that person was acting in such capacity was the subject to any penalties or sanctions or was declared bankrupt or made a voluntary assignment in bankruptcy, made a proposal under any legislation relating to bankruptcy or insolvency or has been subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that issuer.

4. CAPITAL STRUCTURE

4.1 Share Capital
Description of Security	Number authorized to be Issued	Number outstanding as at Sep. 30, 2005	Number Outstanding assuming completion of min. offering	Number Outstanding assuming completion of max. offering
Common shares	75,000,000	6,945,000	6,945,000 (1)	9,945,000

(1) Assumes no shares under the offering are sold.

As of the date of this Offering Memorandum there are no options, warrants or other securities convertible into shares of the Company outstanding.

4.2 Long Term Debt

The Company has no long-term debt.

4.3 Prior Sales

During the past 12 months we have issued the following securities
Date of Issuance	Type of security issued	Number of securities issued	Price per security	Total funds received
Feb. 17, 2005	common shares	5,875,000	$0.001	$5,875
Mar. 01, 2005	common shares	320,000	$0.26	$83,200 (1)
May 25, 2005	common shares	500,000	$0.05	$25,000
Jul. 16, 2005	common shares	250,000	$0.05	$12,500

(1)  We did not receive cash for the issuance of these shares. These shares were issued as consideration for our acquisition of the Chita claims.

5. SECURITIES OFFERED

5.1 Terms of Securities

We are offering a maximum of 3,000,000 common shares, at a price of US$0.10 per share.

Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our Company's common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors. Holders of our common stock representing a majority of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders, except as otherwise provided by statute. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

The holders of common stock, including the shares offered hereby, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of our Company nor are any common shares subject to redemption or convertible into other securities of our Company. Upon liquidation, dissolution or winding up of our Company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable.

We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. Our present intention is to utilize all available funds for the development of our business. There is no assurance that we will ever have excess funds available for the payment of dividends. The only legal restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by state laws. Under Nevada corporate law, no dividends or other distributions may be made which would render our company insolvent or reduce assets to less than the sum of its liabilities plus the amount needed to satisfy any outstanding liquidation preferences.

5.2 Subscription Procedure

You may subscribe for Shares by returning to us at Suite 302, 2484 Haywood Avenue, West Vancouver, British Columbia, Canada V7V 1Y1, the following:

1. A completed Subscription Agreement substantially in the form accompanying this Offering Memorandum;

2. A completed Risk Acknowledgement in the form attached to the Subscription Agreement (Form 45-106F4) - you should keep a signed copy of this form.

3. A certified check or bank draft in the amount of your investment payable to "Banner Resources Inc.".

We will hold your subscription funds in trust until midnight on the second business day after the day on which we received your signed subscription agreement.

We reserve the right to accept or reject subscriptions in whole or in part at our sole and absolute discretion and to close the subscription books at any time without notice. Any subscription funds for subscriptions that we do not accept will be returned promptly after we have determined not to accept the funds.

We expect to close the offering prior to October 31, 2006. We may close the offering on an earlier or later date as we may determine in our sole discretion.

At the closing of the offering we will deliver to you certificates representing fully paid and non-assessable Shares, provided the subscription price has been paid in full.

6. INCOME TAX CONSEQUENCES AND RRSP ELIGIBILITY

You should consult your own professional advisers to obtain advice on the tax consequences that apply to you.

Not all securities are eligible for investment in a registered savings plan (RRSP). You should consult your own professional advisers to obtain advice on the RRSP eligibility of these securities.

7. COMPENSATION PAID TO SELLERS AND FINDERS

The Shares are being offered for sale by the Company by Mr. James Disher, President and a director of the Company in reliance upon exemptions from the registration and prospectus requirements of applicable securities legislation. He will not receive any commission from the sale of any shares.

8. RISK FACTORS

There is no assurance that our business will be profitable. We must conduct exploration to determine what amount, type and tenure of minerals, if any, exist on our property. We do not claim to have any reserves whatsoever at this time on any of our claims. An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.

We are a recently organized business and you cannot evaluate the investment merits of our Company because we have no operating history.

Our Company is only recently organized with no operating history which makes it difficult to evaluate the investment merits of our Company. Our Company was recently organized on January 24, 2005 and is a start-up company. We have no operating history and we do not have any business prior to our organization. As of September 30, 2005, we incurred expenses of $66,033.

We may not be able to continue as a going concern if we do not obtain additional financing.

Due to our lack of funds and short operating history incurring only expenses, our independent accountants' audit report states that there is substantial doubt about our ability to continue as a going concern. Our independent auditor pointed out that we incurred only losses since our inception raising substantial doubt about our ability to continue as a going concern. Therefore, our ability to continue as a going concern is highly dependent upon obtaining additional financing for our planned operations. Because our officers and directors are unwilling to loan or advance any additional capital to us, with the exception of advancing funds for filing reports with the U.S. Securities and Exchange Commission, we believe that if we do not raise at least $60,000 from our offering, we may have to suspend or cease operations within 12 months.

If we do not obtain additional financing, our business will fail because we cannot fund our planned exploration program.

We are in the very early exploration stage and need the proceeds from our offering to continue exploring for mineralized material. Since there is no minimum and no refunds on sold shares, you may be investing in a company that will not have the funds necessary to continue its operations. If that occurs we will have to delay or cease operations.

As of September 30, 2005, we had cash in the amount of $733. We currently do not have any operations and we have no income. We do not have sufficient funds to carry out our follow-up exploration program in 2006, if the results of our initial exploration program is favorable. Other than the offering, we currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market price for base and precious metals and the cost of exploring for these minerals. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

We have no known mineral resources and if we cannot find any mineral resources we may have to cease operations.

We have no measured mineral bodies. If we do not find a mineral body or bodies containing valuable minerals or metals or if we cannot conduct further exploration of any discovered minerals, either because we do not have money to do it or because it is not economically feasible to do it, we may have to cease operations and you will loose your investment.

If we are unable to extend the expiration date for our mineral claim, we will lose our mineral interest.

The Chita claims expire on July 25, 2006. If we are unable to extend the expiration date, we will lose our mineral claim. In order to renew our mineral claims and keep it in good standing to July 25, 2007, we have to complete and file an assessment report detailing the equivalent of approximately $11,600 (Cad$14,000) in work on the claims for each year prior to the expiry date.

If we do not pay advance royalties to the vendor of the Chita claims, we will lose our mineral property.

Under the Property Acquisition Agreement, we are required to pay Valor $25,000 per year as advance royalties commencing February 1, 2008, to be applied towards the 2.5% Net Smelter Return royalty. If we fail to pay these advance royalties by February 1, 2008, we will have to transfer ownership of the Chita claims back to Valor. If we are required to do this, we will lose our only asset.

Because our Officers and Directors have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Mr. Disher presently spends approximately 20% of his business time on business management services for our Company and Mr. Krause plans to spend 5% of his time on the affairs of Banner. While Messrs. Disher and Krause presently possess adequate time to attend to our interests, it is possible that future demands on them from their other obligations could increase with the result that they would no longer be able to devote sufficient time to the management of our business. In addition, Messrs. Disher and Krause may not possess sufficient time for our business if the demands of managing our business increased substantially beyond current levels. Competing demands on their business time may cause them to have differing interest in approving significant corporate transactions from those of other stockholders.

Our directors and officers shall be indemnified for any monies they pay in settlement of actions performed while a director or officer. This may hurt our profitability.

Sections 78.7502 and 78.751 of the Nevada Revised Statutes provide for indemnification of our officers and directors in certain situations where they might otherwise personally incur liability, judgments, penalties, fines and expenses in connection with a proceeding or lawsuit to which they might become parties because of their position with the Company. We have authorized the indemnification of our officers and directors to the full extent available under the Nevada Revised Statutes.

As the Province of British Columbia owns the land covered by our mineral claims and native land claims might affect our title to the mineral claims or to British Columbia's title to the property, our business plan may fail.

We are unaware of any outstanding native land claims on the Chita claims. However, it is possible that a native land claim could be made in the future. The federal and provincial government policy at this time is to consult with all potentially affected native bands and other stakeholders in the area of any potential mining. Should we encounter a situation where a native person or group claims an interest in our claims, we may be able to provide compensation to the affected party in order to continue with our exploration work, or if such an option is not available, we may have to relinquish our interest in these claims. In either case, the costs and/or losses could be greater than our financial capacity and our business would fail.

Risks associated with this Offering

You may not be able to resell your shares because there is no public trading market for our common stock.

The Company plans to have its shares quoted on the NASD's OTC Bulletin Board. To be quoted on the OTC Bulletin Board, we must rely on a market maker to file an application on our behalf with NASD in order to make a market for our common stock. There are no assurances that we will be successful in having our shares quoted on the OTC Bulletin Board. There is currently no public trading market for our common stock. Therefore, there is no central place, like a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale. Therefore, you may not be able to resell your shares.

Offering is Limited to Canadians and Non-United States Residents

The offering of 3,000,000 shares by Banner will not be sold to residents of United States. The offer will be made mainly to Canadian and other non-United States residents. The Company plans to reject any subscription agreement that indicates that the subscriber is a resident of the United States. This may limit our ability to raise 100% of this offering.

Non-U.S. and non-Canadian Shareholders may have problems enforcing their legal rights.

Those shareholders who are not resident of U.S. and/or Canada may have difficulties enforcing legal rights and effect service upon the Company in the United States or upon the directors or officers in British Columbia. Accordingly, non-U.S. and non-Canadian resident shareholders may be forced to bring actions against the Company and its directors and respective officers under U.S. and/or Canadian laws or courts in order to enforce claims that they may have against the Company or its directors or officers. This may be difficult or expensive and materially affect the shareholders' ability to enforce their legal rights.

Re-sale Restrictions for British Columbia Residents

Subscribers who bought shares from the offering of 3,000,000 shares from Banner who are residents of British Columbia are relying on an exemption from prospectus and registration requirements of B.C. securities laws for the purchase of the Company's securities and may only resell their shares pursuant to another prospectus and registration exemption under B.C. securities laws or pursuant to B.C. Securities Commission's BC Instrument 72-502 "Trade In Securities of U.S. Registered Issuers". BC Instrument 72-502 requires, among other conditions, that B.C. residents hold the shares for 4 months and limit the volume of shares sold in a 12-month period. (See "Resale Restrictions B.C. Securities Laws" in item 10). These restrictions will limit the ability of the B.C. residents to resell the securities in the United States and therefore, may materially affect the market value of your shares.

You have no benefit of an underwriter's due diligence.

This is a direct offering of shares by us. There is no underwriter for this offering. Therefore, you will not have the benefit of an underwriter's due diligence efforts which would typically include the underwriter being involved in the preparation of information for disclosure and the pricing of the securities being offered as well as other matters. Accordingly, you are urged to obtain independent financial advice before investing in our Company.

Possible depressive effect of future sales of common stock.

As of the date hereof, the Company has 1,500,000 restricted securities. These restricted stock may be sold in compliance Rule 144 under the Securities Act of 1933 or pursuant to a registration statement filed under the Securities Act of 1933. When these restricted stock become freely tradable, the sale of these additional restricted stock may have a depressive effect on the market price of our common stock.

Our shares are considered penny stock and any investment in our shares will be considered a high-risk investment and are subject to restrictions on marketability.

We are selling our shares at US$0.10 per share. If the bid price of our shares is less than US$5.00 per share, our shares are considered "penny stock" for purposes of the Securities Exchange Act of 1934, as amended. Brokers effecting transactions in a penny stock are subject to additional customer disclosure and record keeping obligations. The additional obligations include disclosure of the risks associated with low price stocks, stock quote information and broker compensation. In addition, brokers making transactions in penny stocks are subject to additional sales practice requirements under the Exchange Act. These additional requirements include making inquiries into the suitability of penny stock investment for each customer or obtaining the prior written agreement of the customer for the penny stock purchase. Because of these additional obligations, some brokers will not effect transactions in penny stocks. If our shares trade below $5.00 per share when our Company is quoted for trading on the OTC Bulletin Board, this designation would have an adverse effect on the liquidity of our shares and your ability to sell our shares.

Our shareholders could experience dilution of their ownership interest if we issue shares that are purchased by third parties.

Under Nevada corporate law, shareholders of Banner do not have preemptive rights. This means that our shareholders do not have the legal right to purchase shares in a new issue before they are offered to third parties. In addition, our board of directors may approve the issuance of shares in many instances without shareholder approval. As a result, our shareholders would experience dilution of their ownership interest if we decide to raise additional funds by issuing more shares and these shares are purchased by third parties.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 5,445,000 shares of our common stock through the SB-2. Our common stock is presently not traded or quoted on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is quoted will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by the SB-2 represent approximately 64.1% of the common shares outstanding as of the date of this Offering Memorandum.

9. REPORTING OBLIGATIONS

The Company is not a reporting issuer as that term is defined in applicable securities legislation nor will it become a reporting issuer in any jurisdiction in Canada following the completion of the offering of Shares pursuant to this Offering Memorandum. The Company is presently applying to become reporting under the Securities Exchange Act of 1934. Upon becoming reporting under the Securities Exchange Act of 1934, we will be required to file reports with the U.S. Securities and Exchange Commission under section 13 of the said Act.

The reports we will be required to file are Forms 10-KSB, 10-QSB and 8-K. These materials will be available for inspection and copying at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the material may be obtained from the public reference section, at prescribed rates. Please call the Commission at 1-800-SEC-0330. The Commission maintains an Internet Web site located at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file reports electronically with the Commission. The site is accessible by the public through any Internet access service provider.

You will also be given notice of and will be entitled to attend general meetings of the holders of outstanding common shares of the Company in accordance with the Nevada Private Corporations Act.

10. RESALE RESTRICTIONS

10.1 General Statement

These securities will be subject to a number of resale restrictions, including a restriction on trading. Until the restriction on trading expires, you will not be able to trade the securities unless you comply with an exemption from the prospectus and registration requirements under securities legislation.

10.2 Restricted Period

Unless permitted under securities legislation, you cannot trade the securities before the date that is four months and a day after the date the Company becomes a reporting issuer in any province or territory of Canada.

10.3 BC Resale Restrictions

If you are a resident of British Columbia, you have to rely on an exemption from prospectus and registration requirements of B.C. securities laws to resell your shares. You may rely on the B.C. Securities Commission's

Instrument 72-502 "Trade In Securities of U.S. Registered Issuers" to comply with B.C. securities laws to resell your shares.

According to BC Instrument 72-502, a B.C. resident who acquired securities under a prospectus exemption in a company that is not a reporting issuer under the B.C. Securities Act may sell those securities without filing a prospectus under the Act, if the following conditions are met:

(1)	The securities of the company are registered under section 12 of the U.S. Securities Exchange Act of 1934, as amended, or the company is required to file reports under section 15(d) of that Act.
(2)	The seller's residential address or registered office is in British Columbia.
(3)	A 4-month period has passed since the date the company issued the securities to the seller, or a control person sold the securities to the seller.
(4)	If the seller is a control person of the company, then the seller has held the securities for at least 6 months.
(5)

The number of securities the seller proposes to sell under BCI 72-502, plus the number of securities of the company of the same class that the seller has sold in the preceding 12-month period, does not exceed 5% of the company's outstanding securities of the same class.

(6)	The seller sells the securities through a registered investment dealer.
(7)	The registered investment dealer executes the trade through an exchange, or market, outside Canada.
(8)	There has been no unusual effort made to prepare the market or create a demand for the securities.
(9)	The seller has not paid any extraordinary commission or other consideration for the trade.
(10)

If the seller is an insider of the company, the seller reasonably believes that the company is not in default of the securities legislation (including U.S. federal and state securities legislation) that governs the company.

10.4 Legend on Share Certificates

Shares issued to subscribers who are residents of Canada will have a legend in substantially the following form:

"As long as the Company is not a reporting issuer in any Canadian province or territory, the securities represented by this certificate may not be offered for sale, sold or otherwise transferred except pursuant to an exemption from the requirements to provide the purchaser with a prospectus and to sell securities through a person registered to sell securities under the applicable securities legislation, the availability of which is to be established to the satisfaction of the Company."

11. PURCHASERS' RIGHTS

If you purchase these securities you will have certain rights, some of which are described below. For information about your rights, you should consult a lawyer.

(1) Two-Day Cancellation Right - You can cancel your agreement to purchase these securities. To do so, you must send a notice to us by midnight on the 2nd business day after you sign the agreement to buy the securities.

(2) Statutory Rights of Action in the Event of a Misrepresentation - If there is a misrepresentation in this offering memorandum, you have a statutory right to sue:

(a) the Company to cancel your agreement to buy these securities, or

(b) for damages against the Company, every person who was a director at the date of the offering memorandum and every other person who signed the offering memorandum.

This statutory right to sue is available to you whether or not you relied on the misrepresentation. However, there are various defenses available to the persons or companies that you have a right to sue. In particular, they have a defense if you knew of the misrepresentation when you purchased the securities.

If you intend to rely on the rights described in (a) or (b) above, you must do so within strict time limitations. You must commence your action to cancel the agreement within 180 days after you signed the agreement to purchase the securities. You must commence your action for damages within the earlier of 180 days after learning of the misrepresentation and 3 years after you signed the agreement to purchase the securities.

Financial Statements

Independent Auditor's Report

To the Board of Directors and Stockholders of

Banner Resources Inc. (An Exploration Stage Company)

We have audited the accompanying consolidated balance sheet of Banner Resources Inc. (An Exploration Stage Company) as of March 31, 2005 and the related consolidated statements of operations, cash flows and stockholders' equity for the period from January 25, 2005 (Date of Inception) to March 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Banner Resources Inc. (An Exploration Stage Company) as of March 31, 2005, and the results of its operations, cash flows and stockholders' equity for the period from January 25, 2005 (Date of Inception) to March 31, 2005, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has losses from operations since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ "Manning Elliott LLP"

CHARTERED ACCOUNTANTS

Vancouver, Canada

June 23, 2005

F-1

12. DATE AND CERTIFICATE

Dated: October 29, 2005

This offering memorandum does not contain a misrepresentation.
/s/ James H. Disher James H. Disher President, Secretary & Treasurer

On Behalf of the Board of Directors
/s/ James H. Disher James H. Disher, Director	/s/ Robert Krause Robert Krause, Director

Promoter
/s/ James H. Disher James H. Disher